EXHIBIT 10.01

FIRST AMENDMENT TO
FLEX 2010 DEFERRED COMPENSATION PLAN
(Formerly known as Flextronics International USA, Inc.
2010 Deferred Compensation Plan)
The Flex 2010 Deferred Compensation Plan (which was formerly known as the Flextronics International USA, Inc. 2010 Deferred Compensation Plan), which was effective as of July 1, 2010, is hereby amended in the following manner. This Amendment is effective as of January 1, 2018.
1.The name of the Plan is changed to Flex 2010 Deferred Compensation Plan. Therefore, each reference in the Plan to “Flextronics International USA, Inc. 2010 Deferred Compensation Plan” is deleted and replaced with “Flex 2010 Deferred Compensation Plan”.
2.Section 2(c) is amended to read as follows:
“(c)    “Award Agreement” shall mean the document or documents prepared by the Company and distributed to the Participant to advise the Participant of the terms, conditions, and limitations of a Company contribution to the Participant’s Deferral Account.”
3.Section 2(l) is amended to read as follows:
“(l)    “Deferral Agreement” shall mean an agreement in such form as approved by the Committee whereby a Participant (i) elects to defer certain future compensation such Participant would otherwise be entitled to receive in cash from the Company, expressed as an amount or percentage of such compensation to be deferred, (ii) specifies a time and/or form of payment of all of a portion of the Participant’s Deferral Account, or (iii) makes such other elections as are permitted and provides such other information as is required under the Plan. Deferral Agreements may be made electronically to the extent determined by the Committee. A Participant who fails to make an election by the deadline established by the Committee may be deemed to have made a default election in accordance with rules established by the Committee.”
4.Section 2(q) is amended to read as follows:
“(q)    “FIL” or “Flex” shall mean Flex Ltd., which was formerly known as Flextronics International Ltd., or any successor organization thereto.”
5.Section 3(c) is amended to read as follows:
“(c)    Designation of Plan Administrator. The initial Plan Administrator was the Executive Vice President Worldwide HR and Management Systems of FIL. Due to changes in corporate names and job titles, the Plan Administrator as of the date this Amendment is adopted is the Chief People and Resources Officer of Flex. In the event of future changes in the name of a company or job title, the Plan Administrator shall be the chief human resources officer of Flex (or the successor to Flex). Notwithstanding the above, the Committee may from time to time designate a different person to serve as Plan Administrator.”

6.Section 4(a) is amended by the addition of the following at the end thereof:
“Notwithstanding the above, to the extent determined by the Committee, a Participant’s elections under this Plan may be made electronically.”
7.Section 6(c)(ii) is amended by deleting the second and third sentences thereof, and replacing them with the following:
“All amounts needed for a payment shall be deemed withdrawn from the Hypothetical Investments on a date (a “Valuation Date”) during the 90-day period described in the preceding sentence for payment to a Participant, and shall be transferred to a separate subaccount (a “Payout Subaccount”) as of that Valuation Date. Payout Subaccounts shall not be adjusted for any investment gains or losses subsequent to the Valuation Date. Payment of the amount in a Payout Subaccount shall be made to the Participant as soon as administratively feasible after the Valuation Date, and not later than the end of the 90-day period referenced above.”
8.Section 8(b) is amended by revising subsections (ii), (iii), and (iv) to read as follows:
“(ii)    As a condition of being a Participant in the Plan, each Participant releases the Company and its Affiliates, the Committee, the Plan Administrator, officers of the Company or its Affiliates (the “Officers”) and the Board from any claims and liabilities regarding the matters to which the Participant has assumed the risk as set forth in this Section 8. Payments (in any form) to any Participant or Beneficiary in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims for compensation deferred and relating to the Deferral Account to which the payments relate against the Company or any Affiliate or the Committee or Plan Administrator, and the Committee or Plan Administrator may require such Participant or Beneficiary, as a condition to such payments, to execute a waiver, receipt and release to such effect.
(iii)    As a condition of being a Participant in the Plan, each Participant releases the Trustee and each of its Affiliates (each, a “Released Party”) against any and all loss, claims, liability and expenses imposed on or incurred by any Released Party as a result of any acts taken or any failure to act by the Trustee, where such act or failure to act is in accordance with the directions from the Committee or Plan Administrator or any designee of the Committee or Plan Administrator.
(iv)    Subject to the Company’s indemnification of Participants described in Section 8(b)(i), each Participant or Beneficiary must pay any taxes, penalties and interest such Participant or Beneficiary may incur in connection with his or her participation in this Plan, and, as a condition of Plan participation, each Participant or Beneficiary indemnifies the Company and its Affiliates, the Committee, the Plan Administrator, Officers, the Board and the Company’s agents for such taxes, penalties and interest the Participant or Beneficiary incurs and fails to pay and for which the Company is made liable by the appropriate tax authority.”

9.Section 8 is amended by adding a new subsection (m) to read as follows:

“(m)    Electronic Communications. Notwithstanding anything to the contrary contained in this Plan, any notice, form, election, or other communication required hereunder shall be made in the manner prescribed by the Committee in accordance with applicable law, which may include, in appropriate circumstances, communication by electronic or other means.”
IN WITNESS WHEREOF, the Plan Administrator has executed this Amendment on the date set forth below.

PLAN ADMINISTRATOR OF THE FLEX 2010 DEFERRED COMPENSATION PLAN By: /s/ Paul Baldassari Paul Baldassari, Chief People and Resources Officer Date: December 17, 2018

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